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                                                                    EXHIBIT 99.1

NEWS
RELEASE

For Immediate Release                             For More Information Contact:
                                                  Barron Beneski (703) 406-5000
                                                     Beneski.barron@orbital.com

         ORBIMAGE ANNOUNCES $65 MILLION ADD-ON OFFERING OF SENIOR NOTES

        NEW CAPITAL COMPLETES FUNDING FOR RADAR IMAGERY SATELLITE LICENSE

            (DULLES, VA 9 April 1999) -- Orbital Imaging Corporation ("ORBIMAGE") today announced an add-on offering of $65,000,000 in aggregate principal amount of its 11 5/8% Senior Notes due 2005 in a private placement. The net proceeds of the offering will be used to fund the purchase of a license to market and sell radar imagery generated by a commercial radar imaging satellite and to provide funds for working capital and general corporate purposes.

            The offering of the Notes is being conducted within the United States pursuant to Rule 144A of the U.S. Securities Act of 1933, as amended. The Notes have not been registered under the Securities Act. Accordingly, the Notes may not be offered or sold in the United States, or to or for the account of U.S. persons, absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.

            This announcement is neither an offer to sell nor a solicitation to buy the Notes.

            ORBIMAGE is a leading global provider of satellite-delivered Earth imagery services with a planned constellation of four digital remote sensing satellites. It currently operates the OrbView-1 atmospheric imaging satellite that was launched in 1995, the OrbView-2 ocean and land multispectral imaging satellite launched in 1997 and an integrated image receiving, processing and distribution system with 14 active regional ground stations around the world. ORBIMAGE also plans to launch the OrbView-3 high-resolution/hyperspectral imaging satellite next year. In addition, ORBIMAGE recently secured the worldwide distribution rights for the Canadian RadarSat-2 satellite system.

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            Note to editors: To learn more about ORBIMAGE and to access our recent press releases, visit our web site at www.orbimage.com.